Filed under Rule 424(b)(2), Registration Statement No. 333-183535

Preliminary Pricing Supplement No. 51 - Dated Monday, June 16, 2014 (To: Prospectus dated August 24, 2012)

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Selling Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DEG2	[]	100.000% (1)	1.125%	[]	Fixed	2.300%	Monthly	06/15/2017	07/15/2014	$1.21	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 6/15/2015 and Monthly thereafter with 30 Calendar Days Notice.

(1) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.4500% discount to the public offering price.

02006DEH0	[]	100.000% (2)	1.700%	[]	Fixed	3.300%	Monthly	06/15/2019	07/15/2014	$1.74	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 6/15/2015 and Monthly thereafter with 30 Calendar Days Notice.

(2) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.7500% discount to the public offering price.

Ally Financial Inc.

Offering Date: Monday, June 16, 2014 through Monday, June 23, 2014

Trade Date: Monday, June 23, 2014 @ 12:00 PM ET

Settle Date: Thursday, June 26, 2014

Minimum Denomination/Increments:$1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

Agents: Incapital LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Ally Financial Inc. Ally Financial Term Notes, Series A Prospectus dated August 24, 2012